Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Valeritas Holdings, Inc. on Form S-8 (No. 333-218940), on Form S-3 (No. 333-220799), on Form S-1 (No. 333-222454) and on Form S-1 (No. 333-212653) of our report dated February 28, 2018 on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the two year period ended December 31, 2017, which was included in the Company’s Annual Report on Form 10-K filed on February 28, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Friedman LLP

East Hanover, New Jersey
February 28, 2018